Exhibit 99

FOR IMMEDIATE RELEASE

For further information, contact
Wesley Davidson	708-450-3145
Doug Craney	708-450-3117

Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results

Melrose Park, IL, (October 27, 2005) - The Alberto-Culver Company (NYSE: ACV) today announced fourth quarter and fiscal 2005 year results representing the Company’s fourteenth consecutive year of record sales and record earnings. Fourth quarter sales increased 5.9% to $900.7 million while net earnings excluding non-core items rose 9.2% to $61.2 million. Excluding non-core items, fourth quarter diluted earnings per share were 66 cents compared to 61 cents last year and basic earnings per share improved to 67 cents from 62 cents in 2004.

Including non-core items, net earnings were $59.0 million for the fourth quarter compared to $48.0 million in the prior year and diluted earnings per share were 63 cents in the current quarter versus 52 cents last year with basic earnings per share of 64 cents compared to 53 cents in the prior year.

Sales for the 2005 fiscal year grew by 8.4% to $3.53 billion. Net earnings for the year, excluding non-core items, increased 12.7% to $220.3 million, resulting in diluted earnings per share of $2.37 versus $2.13 last year, and basic earnings per share of $2.41 compared with $2.17 a year ago.

Including non-core items, net earnings for the current year were $210.9 million compared to $141.8 million, diluted earnings per share were $2.27 versus $1.54 last year and basic earnings per share were $2.31 compared to $1.57 in the prior year.

Mr. Howard B. Bernick, President and Chief Executive Officer, stated “on an organic like for like basis, excluding acquisitions, divestitures and a diminishing positive benefit from foreign currency translation, sales increased 2.1% in the fourth quarter and 4.6% in the 2005 fiscal year. In spite of

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 2

challenging conditions during the quarter and fiscal year, including the loss of sales and sales force disruption within the Beauty Systems Group resulting from certain full service product line distribution changes in the United States, rising raw material and fuel costs, severe hurricane weather factors and a highly competitive market, the Company was able to deliver another reasonable quarter and fine year for its shareholders. We knew from the beginning that fiscal 2005 was going to be a more challenging year, and in anticipation of this, we prepaid debt at the end of fiscal 2004 and utilized the 2005 interest expense savings to invest for and build top line revenues for the long-term, continuing our long tradition of supporting our brands and businesses.

“TRESemmé, Alberto VO5 and St. Ives helped our Global Consumer Products business have a very impressive year. Revenues were up over 10% while pretax earnings growth increased 13% for the year. These are growth rates that outpace hair care and skincare categories worldwide,” Mr. Bernick added. “Perhaps one of our best accomplishments as a Company this year was the highly successful launch of TRESemmé in the U.K., where the brand now holds the number four position in daily hair care. At the same time TRESemmé’s sales grew significantly in the U.S. It is results like these that give me the confidence in our management team and our businesses to continue this momentum and leverage our experience, leadership and resources into future years. In 2006, we plan to do much of the same with emphasis on Nexxus which we acquired this past May. Nexxus is a strong brand with great consumer awareness and appeal and we are very excited about its growth potential.”

Sally Beauty Supply continued its steady growth and enjoyed improved profit margins expanding to 2,419 stores in North America (including Canada and Mexico), the United Kingdom, Ireland, Germany and Japan, while Beauty Systems Group (BSG) ended the quarter with 822 stores and 1,244 professional distributor sales consultants.

“Fiscal 2005 was a challenging year for BSG. We encountered several obstacles throughout the year that negatively impacted our earnings. At the same time we made a number of positive improvements, including the largely completed successful integration of the West Coast Beauty Supply and CosmoProf acquisitions which should make the business better and stronger for the long-term. I believe we have made the necessary adjustments to position BSG to improve its profits in 2006 and beyond,” added Mr. Bernick.

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 3

“We are proud to reflect upon these past 14 consecutive record years during which time our sales and diluted earnings per share, excluding non-core items, have been growing at compound annual growth rates of 11.0% and 14.6%, respectively. With continued hard work and investments behind our brands and businesses we look forward to another growth year in 2006, and hopefully the fifteenth consecutive record one for the Alberto-Culver Company,” concluded Mr. Bernick.

Also announced today, the Company’s board of directors approved the regular 11.5 cent quarterly cash dividend. The dividend will be paid on November 18, 2005 to shareholders of record on November 7, 2005.

The Company had four non-core items impacting its financial results in fiscal year 2004: a non-cash charge related to the Company’s conversion to one class of common stock; a gain from the sale of its Indola European professional business; a tax benefit from the liquidation of certain Indola foreign legal entities and a charge from the redemption of senior notes. The non-cash charge also impacted fiscal year 2005 to a lesser extent.

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge in the current quarter against pre-tax earnings of $3.4 million ($2.2 million after tax), due to the remeasurement of the intrinsic value of stock options affected by the November, 2003 conversion to a single class of common stock. In fiscal year 2004, the non-cash charge reduced pre-tax earnings in the fourth quarter by $6.6 million ($4.3 million after tax). These non-cash charges relate only to the conversion and had no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company.

GAAP did not allow the Company to record the entire non-cash charge related to the share conversion immediately when it took place during the fiscal 2004 first quarter. For fiscal year 2005, the Company recognized pre-tax non-cash charges of $14.5 million ($9.4 million after tax). The Company also previously recognized pre-tax non-cash charges of $85.6 million ($55.6 million after tax) for fiscal year 2004. The non-cash charge will not continue in future fiscal years as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) in the first quarter of fiscal year 2006 to account for the expensing of stock options.

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 4

Due to the non-core items and the disclosure of organic sales growth rates, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com

Mr. Bernick said the Company would discuss fourth quarter and fiscal 2005 results with investors in a call to be held later today (Thursday, October 27) at 3:00pm ET. The dial-in numbers for the call are 800-467-8998 or 312-461-0745. The numbers for a replay of the conference call are 800-839-6713 or 402-220-2306 and will be available for seven days. The pass code is 7404668.

The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials Section and at www.fulldisclosure.com

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives, TRESemmé and Nexxus in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands such as Matrix, Redken, Paul Mitchell, Wella, L’Oreal, Graham Webb and Sebastian exclusively to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales, competition within the relevant product markets, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, loss of distribution rights, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, the costs and effects of unanticipated legal or administrative proceedings, health epidemics,

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 5

adverse weather conditions, variations in political, economic or other factors such as currency exchange rates, inflation rates, and interest rates over which the Company has no control. The Company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended September 30, 2005 and 2004	2005	2004
Net sales	$900,743	850,700
Cost of products sold	448,738	421,727

Gross profit	452,005	428,973
Advertising, marketing, selling and administrative	356,072	338,068
Non-cash charge related to conversion to one class of common stock *	3,449	6,563

Operating earnings	92,484	84,342
Interest expense, net	1,765	4,710
Charge related to redemption of senior notes	—	12,589

Earnings before income taxes	90,719	67,043
Provision for income taxes **	31,751	19,063

Net earnings	$58,968	47,980

Net earnings per share:
Basic	$.64	.53
Diluted	$.63	.52

Weighted average shares outstanding:
Basic	91,790	90,456
Diluted	93,019	92,417

Twelve Months Ended September 30, 2005 and 2004	2005	2004
Net sales	$3,531,231	3,257,996
Cost of products sold	1,757,734	1,610,522

Gross profit	1,773,497	1,647,474
Advertising, marketing, selling and administrative	1,426,788	1,325,360
Non-cash charge related to conversion to one class of common stock *	14,507	85,602
Gain on sale of business	—	(10,147)

Operating earnings	332,202	246,659
Interest expense, net	7,739	21,426
Charge related to redemption of senior notes	—	12,589

Earnings before income taxes	324,463	212,644
Provision for income taxes **	113,562	70,874

Net earnings	$210,901	141,770

Net earnings per share:
Basic	$2.31	1.57
Diluted	$2.27	1.54

Weighted average shares outstanding:
Basic	91,451	90,026
Diluted	92,838	91,832

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.
**	The provision for income taxes includes a $4.4 million tax benefit recognized in connection with the liquidation of certain foreign legal entities in the fourth quarter of fiscal year 2004.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	September 30
	2005	2004
Assets
Cash, cash equivalents and short-term investments	$168,491	201,889
Accounts receivable, net	285,940	250,008
Inventories	689,692	626,834
Other current assets	45,501	39,702

Total current assets	1,189,624	1,118,433
Property, plant and equipment, net	335,400	293,901
Goodwill and trade names	687,526	565,792
Other assets, net	89,573	80,654

Total assets	$2,302,123	2,058,780

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$809	545
Accounts payable, accrued expenses and income taxes	535,121	531,889

Total current liabilities	535,930	532,434
Long-term debt	124,084	121,246
Other liabilities and deferred taxes	110,487	91,394
Stockholders’ equity	1,531,622	1,313,706

Total liabilities and stockholders’ equity	$2,302,123	2,058,780

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 8

Segment Data (Unaudited)

(in thousands)

Three Months Ended September 30, 2005 and 2004	2005	2004
Net Sales:
Global Consumer Products	$342,768	320,719
Beauty Supply Distribution:
Sally Beauty Supply	338,813	330,275
Beauty Systems Group	227,534	207,313

Total	566,347	537,588
Eliminations	(8,372)	(7,607)

	$900,743	850,700

Earnings Before Provision for Income Taxes:
Global Consumer Products	$44,159	38,594
Beauty Supply Distribution:
Sally Beauty Supply	40,718	35,744
Beauty Systems Group	14,099	18,253

Total	54,817	53,997

Segment operating profit	98,976	92,591
Unallocated expenses	(3,043)	(1,686)
Non-cash charge related to conversion to one class of common stock*	(3,449)	(6,563)
Interest expense, net	(1,765)	(4,710)
Charge related to redemption of senior notes	—	(12,589)

	$90,719	67,043

Twelve Months Ended September 30, 2005 and 2004	2005	2004
Net Sales:
Global Consumer Products	$1,306,305	1,185,905
Beauty Supply Distribution:
Sally Beauty Supply	1,358,899	1,296,057
Beauty Systems Group	895,408	801,610

Total	2,254,307	2,097,667
Eliminations	(29,381)	(25,576)

	$3,531,231	3,257,996

Earnings Before Provision for Income Taxes:
Global Consumer Products	$131,548	116,385
Beauty Supply Distribution:
Sally Beauty Supply	168,663	151,811
Beauty Systems Group	55,584	70,895

Total	224,247	222,706

Segment operating profit	355,795	339,091
Unallocated expenses	(9,086)	(16,977)
Non-cash charge related to conversion to one class of common stock*	(14,507)	(85,602)
Gain on sale of business	—	10,147
Interest expense, net	(7,739)	(21,426)
Charge related to redemption of senior notes	—	(12,589)

	$324,463	212,644

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 9

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and twelve months ended September 30, 2005 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Net earnings excluding non-core items

•	Basic net earnings per share excluding non-core items

•	Diluted net earnings per share excluding non-core items

•	Organic sales growth

As discussed in the press release, the Company had four non-core items impacting its financial results in fiscal year 2004: a non-cash charge related to the Company’s conversion to one class of common stock; a gain from the sale of its Indola European professional business; a tax benefit from the liquidation of certain Indola legal foreign entities and a charge from the redemption of senior notes. The non-cash charge also impacted fiscal year 2005.

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge due to the remeasurement of the intrinsic value of stock options affected by the November, 2003 conversion to a single class of common stock. GAAP did not allow the Company to record the entire non-cash charge related to the share conversion immediately when it took place during the fiscal 2004 first quarter. The Company has recognized total pre-tax non-cash charges of $100.1 million, of which $85.6 million ($55.6 million after tax) was recognized in fiscal year 2004 and $14.5 million ($9.4 million after tax) was recognized in fiscal year 2005. Included in these amounts are $3.4 million ($2.2 million after tax) and $6.6 million ($4.3 million after tax) recorded in the fourth quarter of fiscal years 2005 and 2004, respectively. Upon the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) in the first quarter of fiscal year 2006, the amount of the non-cash charge impacting future periods will be reduced to nearly zero. The non-cash charge relates to a change in the capital structure of the Company rather than the normal operations of the Company’s core businesses and had no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company.

The Company completed the sale of Indola in June, 2004. In conjunction with the sale, the Company recorded a pre-tax gain of $10.1 million ($5.7 million after taxes) in the third quarter of fiscal year 2004. In September, 2004, the Company completed the liquidation of two foreign legal entities related to the Indola business that was sold in the third quarter and, as a result, recognized a tax benefit of approximately $4.4 million in the fourth quarter of fiscal year 2004.

In September, 2004, the Company redeemed its $200 million of 8.25% senior notes due November 1, 2005 under the redemption provisions of the notes. In connection with the buyback, the Company recorded a charge of approximately $12.6 million ($8.2 million after taxes) in the fourth quarter of fiscal year 2004.

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 10

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP in the United States for the fourth quarter and full fiscal year ended September 30, 2005 and 2004 are as follows (in thousands, except per share data):

	Three Months Ended September 30		Twelve Months Ended September 30
	2005	2004	2005	2004
Net earnings, as reported	$58,968	47,980	$210,901	141,770
Non-cash charge related to conversion to one class of common stock, net of income taxes	2,241	4,266	9,429	55,641
Gain on the sale of Indola, net of income taxes	—	—	—	(5,745)
Charge related to redemption of senior notes, net of income taxes	—	8,183	—	8,183
Tax benefit from liquidation of certain Indola foreign legal entities	—	(4,402)	—	(4,402)

Net earnings excluding non-core items	$61,209	56,027	$220,330	195,447

Basic net earnings per share, as reported	$.64	.53	$2.31	1.57
Non-cash charge related to conversion to one class of common stock, net of income taxes	.03	.05	.10	.62
Gain on the sale of Indola, net of income taxes	—	—	—	(.06)
Charge related to redemption of senior notes, net of income taxes	—	.09	—	.09
Tax benefit from liquidation of certain Indola foreign legal entities	—	(.05)	—	(.05)

Basic net earnings per share excluding non-core items	$.67	.62	$2.41	2.17

Diluted net earnings per share, as reported	$.63	.52	$2.27	1.54
Non-cash charge related to conversion to one class of common stock, net of income taxes	.03	.05	.10	.61
Gain on the sale of Indola, net of income taxes	—	—	—	(.06)
Charge related to redemption of senior notes, net of income taxes	—	.09	—	.09
Tax benefit from liquidation of certain Indola foreign legal entities	—	(.05)	—	(.05)

Diluted net earnings per share excluding non-core items	$.66	.61	$2.37	2.13

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Alberto-Culver Announces Fourteenth Consecutive Record Sales and Record Earnings Year, and 2005 Fourth Quarter Results	Page 11

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

In addition, the press release discusses the percentage of organic sales growth which excludes the impact of foreign exchange, acquisitions and a divestiture.

A reconciliation of this non-GAAP financial measure to its most directly comparable financial measure under GAAP in the United States for the fourth quarter and full fiscal year ended September 30, 2005 and 2004 is as follows:

	Three Months Ended September 30		Twelve Months Ended September 30
	2005	2004	2005	2004
Net sales growth, as reported	5.9%	13.2%	8.4%	12.7%
Impact of foreign exchange	(0.4)	(2.1)	(1.2)	(2.5)
Impact of acquisitions	(3.8)	(6.7)	(3.8)	(5.7)
Impact of divestiture	0.4	1.7	1.2	0.5

Organic sales growth	2.1%	6.1%	4.6%	5.0%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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